Exhibit 10.1

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF OCTOBER 13, 2014 BETWEEN SILICON VALLEY BANK (“SENIOR LENDER”) AND THE LENDER (AS DEFINED HEREIN), AND ACKNOWLEDGED BY OVERLAND STORAGE, INC. (“BORROWER”) TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY BORROWER PURSUANT TO THAT CERTAIN AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT DATED AS OF MARCH 19, 2014 BY AND AMONG BORROWER AND SENIOR LENDER, AS SUCH LOAN AND SECURITY AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND THE LENDER IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”) is made as of the 13th day of October, 2014 by and among Overland Storage, Inc., a California corporation (the “Company”), and FBC Holdings S.à r.l. (the “Lender”).

Recitals

A. The Lender, at the request of the Company, has agreed to make a term loan to the Company, upon the terms and conditions stated in this Agreement, in an aggregate principal amount of $7,500,000 (the “Loan”);

B. The Company desires to secure all of the Obligations hereunder by (i) granting to the Lender, (a) a second priority Lien on substantially all of its personal property (other than Disputed Intellectual Property and the capital stock of its Foreign Subsidiaries), and (b) a first priority lien on 65% of the stock of its direct Foreign Subsidiaries; and (ii) subject to the terms and conditions hereof, causing Tandberg Data Holdings S.à r.l., an indirect Foreign Subsidiary of the Company, to grant a first priority Lien on its Intellectual Property.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“10-K” has the meaning set forth in Section 4.6.

“Account” is any “account” as defined in the UCC with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to the Company.

“Account Debtor” is any “account debtor” as defined in the UCC with such additions to such term as may hereafter be made.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Articles of Incorporation” has the meaning set forth in Section 4.3.

“Average Closing Price” means, as of a particular date (the “Valuation Date”), (a) the volume weighted average of the closing prices of one share of Sphere Stock as reported on Nasdaq for the twenty (20) consecutive Trading Days up to and including the Trading Day on the third Trading Day prior to the Valuation Date; (b) the volume weighted average of the closing prices of one share of Sphere Stock as reported on TSX Venture Exchange for the twenty (20) consecutive Trading Days up to and including the Trading Day on the third Trading Day prior to the Valuation Date; (c) if the Sphere Stock is then quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the volume weighted average of the closing prices of one share of Sphere Stock as reported on the Bulletin Board or such other quotation system or association for the twenty (20) consecutive Trading Days up to and including the Trading Day on the third (3rd) Trading Day prior to the Valuation Date; or (d) if the Sphere Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Sphere Stock as of the Valuation Date, as determined in good faith by the Board and the Lender. In the event that the Board and the Lender are unable to agree upon the fair market value in respect of subpart (d) hereof, the Company and the Lender shall jointly select an appraiser, who is experienced in such matters. The appraiser shall conduct a valuation of the fair market value of a share of Sphere Stock and such valuation shall be the Average Closing Price. The cost of such appraiser shall be borne equally by the Company (on the one hand) and the Lender (on the other hand).

“Bankruptcy Laws” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect.

“BDT Litigation” means the following patent infringement lawsuit: Overland Storage, Inc. v. BDT AG, et al., Case No. 3:10 cv-1700-JLS-BLM, which was initially filed in August 2010 (as amended in October 2010) in the United States District Court for the Southern District of California (and the related investigation pending in the U.S. International Trade Commission (Investigation No. 337-TA-746)), against BDT AG, BDT Products, Inc., BDTSolutions GmbH & Co. KG; BDT Automation Technology (Zhuhai FTZ) Co., Ltd.; BDT de México, S. de R.L. de C.V.; Dell Inc.; and formerly International Business Machines Corporation.

“Board” means the Company’s Board of Directors.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Bylaws” means the Company’s Amended and Restated Bylaws, as amended or otherwise modified from time to time.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Change in Control” means the occurrence, after the consummation of the Sphere 3D Merger, of any of (i) an acquisition by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company, (ii) the Company merges into or consolidates with or enters into any share exchange or other business combination transaction with any other Person, or any Person merges into or consolidates with or enters into any share exchange or other business combination transaction with the Company and, after giving effect to such transaction, the shareholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (iii) the Company sells or transfers all or any substantial portion of its assets to another Person (other than a Subsidiary or other Person who assumes the Obligations), (iv) a replacement at one time or within a one year period of more than one-half of the members of the Board which is not approved by a majority of those individuals who are members of the Board on the date hereof (or by those individuals who are serving as members of the Board on any date whose nomination to the Board was approved by a majority of the members of the Board who are members on the date hereof), or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) herein; provided that in no event shall the Sphere 3D Merger Agreement or the Sphere 3D Merger constitute a “Change in Control.”

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986.

“Collateral” is any and all properties, rights and assets of the Company described on Exhibit B.

“Collateral Documents” means all other instruments or documents delivered by the Company pursuant to this Agreement or any of the other Loan Documents in order to grant to the Lender or perfect a Lien on any property of the Company as security for the Obligations.

“Common Stock” means shares of the Company’s common stock, no par value, together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, including the Sphere 3D Merger.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the Securities Act) of the Company, after due inquiry.

“Confidential Information” means trade secrets, confidential information and know-how (including, but not limited to, ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Notes” means the convertible promissory notes issued by the Company issued under the terms of that certain Amended and Restated Note Purchase Agreement dated as of November 1, 2013, by and among the Company and the purchasers party thereto.

“Disputed Intellectual Property” means Intellectual Property of the Company that is subject to any pending litigation specifically relating to such Intellectual Property as of the date hereof.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of the United States or any state or territory thereof or the District of Columbia; provided that no Person that is a direct or indirect Subsidiary of a Foreign Subsidiary shall be a Domestic Subsidiary.

“Environmental Laws” has the meaning set forth in Section 4.16.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Evaluation Date” has the meaning set forth in Section 4.27.

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest on the Loan pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Company under Section 2.6) or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to the Lender’s failure to comply with Section 2.5(vi) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date of funding of the Loan.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Immaterial Subsidiary” means a Subsidiary that owns assets (other than intercompany claims and intercompany receivables and, solely with respect to Tandberg Data Corporation, a lease deposit in an amount not to exceed $119,000) having a fair market value not in excess of $100,000.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed by such Person for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than 90 days from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, in each case, other than with respect to service agreements entered into in the ordinary course of business, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Company under any Transaction Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Interest Rate” has the meaning set forth in Section 2.2(i).

“IRS” means the United States Internal Revenue Service.

“Lender” has the meaning set forth in the introductory paragraph of this Agreement.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” has the meaning set forth in Section 2.1(i).

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), or business of the Company and its Subsidiaries taken as a whole, (ii) the legality, validity, enforceability or binding effect of the Transaction Documents, or (iii) the ability of the Company to perform its obligations under the Transaction Documents.

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which has been or is required to be filed as an exhibit to the SEC Filings pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Maturity Date” means (i) if the Sphere 3D Merger Closing occurs within 90 days after the Funding Date, the date that is two years from the Funding Date and (ii) if the Sphere 3D Merger Closing does not occur within 90 days after the Funding Date, the date that is 90 days after the Funding Date.

“Nasdaq” means The Nasdaq Capital Market.

“Note” has the meaning given to the term in Section 2.1(iv).

“Obligations” means all obligations of every nature of each the Company and its Subsidiaries from time to time owed to the Lender or any of them under the Transaction Documents, whether for principal, interest, fees, expenses, indemnification or otherwise.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between such Holder and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Transaction Document or Note).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.6).

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Perfection Certificate” has the meaning set forth in Section 4.28.

“Permitted Encumbrances” means the following types of Liens:

(i) Liens granted to Silicon Valley Bank to secure obligations of the Company under the SVB Credit Agreement and any extension, renewal or refinancing of such obligations permitted hereunder, but excluding (a) Liens on the stock of any Foreign Subsidiary of Borrower and (b) Liens on the Intellectual Property of Tandberg Data Holdings S.à r.l;

(ii) Liens securing the Convertible Notes and any extension, renewal or refinancing of such obligations permitted hereunder;

(iii) Liens securing the Sphere 3D Note and any extension, renewal or refinancing of such obligations permitted hereunder but excluding (a) Liens on the stock of any Foreign Subsidiary of Borrower and (b) Liens on the Intellectual Property of Tandberg Data Holdings S.à r.l.; provided that such Liens are subordinated to the Lender’s Liens on terms satisfactory to the Lender; provided further than any subordination agreement shall permit the Company to pay the Sphere 3D Note with Sphere Stock and with $2,500,000 of the proceeds of the Loan;

(iv) Liens existing on the Funding Date disclosed in the Perfection Certificate;

(v) Liens for taxes, fees, assessments or other government charges or levies, either (a) not due and payable or (b) being contested in good faith and for which the Company maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Code;

(vi) purchase money Liens (a) on equipment acquired or held by the Company incurred for financing the acquisition of the equipment securing no more than One Hundred Thousand ($100,000.00) in the aggregate amount outstanding, or (b) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(vii) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory, securing liabilities in the aggregate amount not to exceed One Hundred Thousand Dollars ($100,000.00) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(viii) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(ix) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i) through (viii), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(x) leases or subleases of real property granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than intellectual property) granted in the ordinary course of the Company’s business (or, if referring to another Person, in the ordinary course of such Person’s business);

(xii) (a) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business, and (b) exclusive licenses of intellectual property in exchange for fair value as reasonably determined by the Company’s Board of Directors;

(xiii) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8.8;

(xiv) Liens in favor of other financial institutions arising in connection with the Company’s deposit and/or securities accounts held at such institutions;

(xv) deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, government contracts, statutory obligations, surety, stay, customs and appeal bonds, performance and return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(xvi) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances or minor title deficiencies incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business;

(xvii) any interest or title of a lessor under any operating lease entered into by the Company or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(xviii) deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(xix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods;

(xx) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(xxi) Liens on assets of foreign Subsidiaries securing Indebtedness otherwise permitted under Section 7.12 pursuant to clause (x) of the definition of Permitted Indebtedness;

(xxii) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(xxiii) Liens not otherwise permitted by Section 7.12 so long as neither (a) the aggregate outstanding principal amount of the obligations secured thereby nor (b) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds Two Hundred Thousand Dollars ($200,000) at any one time.

“Permitted Indebtedness” means:

(i) the Obligations;

(ii) Indebtedness existing on the Funding Date disclosed to the Purchasers in writing, including any Indebtedness disclosed in the SEC Filings or any financial statements furnished to the Purchasers;

(iii) Subordinated Indebtedness to the extent subordinated on terms acceptable to the Purchasers;

(iv) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(v) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(vi) Indebtedness secured by Liens permitted under clauses (i), (ii), and (iii) of the definition of Permitted Encumbrances;

(vii) Indebtedness of the Company to any Subsidiary whose stock is pledged to secure the Obligations;

(viii) Indebtedness of any Person that is acquired or merged with or into or consolidated with the Company or any of its Subsidiaries (and not created in anticipation or contemplation thereof) and existing on the date of such acquisition, merger or consolidation, provided that such Indebtedness shall not exceed in the aggregate Two Hundred Thousand Dollars ($200,000.00) at any time outstanding;

(ix) Indebtedness owing to sureties arising from bid, performance or surety bonds or letters of credit supporting such bid, performance or surety obligations issued on behalf of the Company as support for, among other things, contracts with customers;

(x) Indebtedness of foreign Subsidiaries in an aggregate principal amount not to exceed One Hundred Fifty Thousand Dollars ($150,000.00);

(xi) Indebtedness of the Company and any of its domestic Subsidiaries in an aggregate principal amount not to exceed Two Hundred and Fifty Thousand Dollars ($250,000.00);

(xii) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i) through (xi) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon the Company or its Subsidiary, as the case may be; and

(xiii) obligations of the Company under the SVB Credit Agreement and any extension, renewal or refinancing of the obligations thereunder so long as the aggregate principal amount is not increased to an amount in excess of $8,000,000, the interest rate margin applicable thereto is not increased by more than 200 basis points in excess of the maximum interest rate margin permitted by the SVB Credit Agreement and the terms thereof are not materially more burdensome to the Company or its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prohibited Transaction” has the meaning set forth in Section 5.12.

“Register” has the meaning set forth in Section 10.1.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated November 1, 2013 by and among the Company and the stockholders party thereto.

“Regulation D” means Regulation D, as promulgated by the SEC under the Securities Act.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness except in accordance with the subordination provisions relating thereto.

“Rule 144” has the meaning set forth in Section 7.8.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Filings” has the meaning set forth in Section 4.5.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sphere 3D” means Sphere 3D Corporation.

“Sphere 3D Limited Guaranty” means that certain Limited Guaranty dated the date hereof by Sphere 3D in favor of the Lender.

“Sphere 3D Merger” means the Merger as defined in the Sphere 3D Merger Agreement.

“Sphere 3D Merger Agreement” means that certain Agreement and Plan of Merger dated as of May 15, 2014 by and among the Company, Sphere 3D, and S3D Acquisition Company.

“Sphere 3D Merger Closing” means the Closing, as defined in the Sphere 3D Merger Agreement.

“Sphere 3D Note” means that certain Amended and Restated Promissory Note Due May 15, 2018 issued by the Company to Sphere 3D on September 8, 2014.

“Sphere Stock” means shares of Sphere 3D’s common stock, no par value, together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Subordinated Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries incurred from time to time and subordinated in right of payment to the Obligations.

“SVB Credit Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of March 19, 2014, between Silicon Valley Bank, a California corporation, and the Company, as amended, restated, modified or supplemented from time to time in accordance with the terms hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Affiliate” has the meaning set forth in Section 7.8.

“Trading Day” means a day on which New York Stock Exchange is open for business.

“Transaction Documents” means this Agreement, the Notes, and the Collateral Documents, each as amended, restated, modified or supplemented from time to time.

“UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Lender’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.5(vi)(b)(2)(C).

2. Loan; Interest; Repayment; Security Interest.

2.1 Loan.

(i) Subject to the terms and conditions of this Agreement, on the Funding Date, the Lender shall lend to the Company an amount equal to $7,500,000. The Lender’s commitment to make the Loan shall expire on the Funding Date. Amounts borrowed under this Section 2.1(i) and subsequently repaid may not be reborrowed.

(ii) Subject to the terms and conditions of this Agreement, the Lender shall make the Loan to the Company on the Funding Date, which shall be one (1) Business Day following the date of this Agreement.

(iii) The Company shall execute and deliver to the Lender on the Funding Date of the Loan a promissory note to evidence the Loan made on the Funding Date, substantially in the form of Exhibit A, with appropriate insertions (the “Note”).

2.2 Interest.

(i) The Loan shall bear interest on the unpaid principal amount thereof from the Funding Date through the date of repayment at the rate of 8.0% simple interest per annum (subject to adjustment pursuant to the terms hereof, the “Interest Rate”), payable semi-

annually in arrears on the last day of June and December of each year and on the Maturity Date; provided, however, that while any Event of Default exists, the Interest Rate (after as well as before entry of judgment thereon to the extent permitted by law) shall automatically, from and after the date of occurrence of such Event of Default, increase to a rate per annum equal to 13.0%.

(ii) Interest under clause (i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on the principal of the Loan, the date on which the Funding Date occurs shall be included and the date of payment of such principal amount shall be excluded.

(iii) Notwithstanding the foregoing provisions of this Section 2.2, in no event shall the rate of interest payable by the Company with respect to the Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3 Repayment.

(i) The unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts owed in connection with the Loan shall be paid in full no later than the Maturity Date.

(ii) If the Loan is accelerated following the occurrence of an Event of Default pursuant to Section 8 hereof, then the Company, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to the Lender the unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts owed in connection with the Loan.

(iii) All payments of principal, interest, fees and other Obligations shall be payable, at the election of the Company made by written notice to the Lender within five (5) Business Days prior to the applicable payment date, (a) in cash, (b) solely with respect to interest payable on any interest payment date after December 31, 2014, in kind by increasing the principal amount of the Obligations by an amount equal to the accrued interest, or (c) solely with respect to (1) interest payable after the Sphere 3D Merger Closing has occurred and (2) up to $2,500,000 of the principal amount of the Loan in accordance with the terms of the Sphere 3D Limited Guaranty or, if no such payment has been made by such date, on the date of the Sphere 3D Merger Closing (or such later date as the Lender may agree), in shares of Sphere Stock so long as (i) the issuer thereof remains a Foreign Private Issuer (as such term is defined in Rule 3b-4 of the Securities Exchange Act of 1934) as of the date of such issuance and (ii) all applicable regulatory approval has been obtained. If no such notice is delivered, the Company will be deemed to have elected to pay such Obligations (x) solely with respect to interest, in kind to the extent permitted pursuant to the immediately preceding sentence, (y) solely with respect to principal, Sphere Stock to the extent permitted pursuant to the immediately preceding sentence, and (z) with respect to all other Obligations, in cash. The number of shares of Common Stock issued pursuant to this Section 2.3(iii) to the Lender shall be determined by dividing the amount of interest due to the Lender by the Average Closing Price with such payment due date as the

Valuation Date (rounded down to the nearest whole share); provided further that the Company may not pay any Obligation in stock at a price per share lower than $6.50 (as adjusted from time to time for stock splits, stock dividends, subdivisions, combinations, reclassifications, recapitalizations and the like) and in the event of a share price lower than $6.50, the Company shall have the option to pay the Obligations in a combination of stock and cash so long as the number of shares that the Company may issue shall not exceed the quotient obtained by dividing the amount of the Obligations payable at such time by $6.50, and the difference between the amount of such Obligations paid in shares and the Average Closing Price of the stock so issued shall be payable in cash.

(iv) Except as expressly set forth herein, all payments made on account of the Loan shall be applied first to the payment of any costs of enforcement then due hereunder, second to the payment of accrued and unpaid interest then due hereunder, and the remainder, if any, shall be applied to the unpaid principal balance of the Loan. The Company’s obligations under the Loan shall be paid without deduction, set off or recoupment and are absolute and irrevocable.

2.4 Creation of Security Interest.

(i) To secure the prompt payment and performance in full of all of the Obligations of the Company, the Company grants the Lender a continuing security interest in, and pledges to the Lender, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. The Collateral shall include all proceeds of all Intellectual Property of the Company (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property. The Lender’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, the Lender shall, at the Company’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to the Company.

(ii) The Company represents, warrants, and covenants that the security interest granted herein, or in any other Loan Document, is and shall at all times continue to be a second priority perfected security interest in the Collateral; provided that (a) the Company shall not be required to establish the Lender’s control over the Sphere Stock owned by the Company, (b) unless otherwise required by the Lender following the Funding Date, the Company shall not be required to establish the Lender’s control over any deposit accounts or securities accounts of the Company, and (c) so long as any obligations are outstanding under the SVB Credit Agreement, the Company shall not be required to deliver to the Lender any Collateral in the possession of Silicon Valley Bank. If the Company shall acquire a commercial tort claim, the Company shall promptly notify the Lender in a writing signed by the Company of the general details thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Lender. Upon the sale or other disposition of any Collateral to any Person that is not prohibited by this Agreement, for which the Company desires to obtain a security interest release, the Lender shall, at the Company’s expense, execute and deliver such releases of its security interest in such Collateral as reasonably requested by the Company.

(iii) The Company hereby authorizes the Lender to file financing statements and register the particulars of the security interest created in respect of the Collateral with any regulatory authority, without notice to the Company, with all appropriate jurisdictions to perfect or protect the Lender’s interest or rights hereunder, including a notice that any disposition of the Collateral, by the Company or any other Person, shall be deemed to violate the rights of the Lender under the Code. Such financing statements may indicate the Collateral pledged by the Company as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in the Lender’s discretion.

2.5 Taxes.

(i) Defined Terms. For purposes of this Section 2.5, the term “applicable law” includes FATCA.

(ii) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Company under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any Tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Company shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(iii) Payment of Other Taxes by the Company. The Company shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(iv) Indemnification by the Company. The Company shall indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by the Lender shall be conclusive absent manifest error.

(v) Evidence of Payments. As soon as practicable after any payment of Taxes by the Company to a Governmental Authority pursuant to this Section 2.5, the Company shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(vi) Status of Lender.

(a) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, the Lender shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documentation reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.5(vi)(b)(1), (b)(2) and (b)(4) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(b) Without limiting the generality of the foregoing,

(1) if the Lender is a U.S. Person, it shall deliver to the Company on or prior to the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(2) if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the Company) on or prior to the date on which the Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W 8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate in form reasonably acceptable to the Company to the effect that the Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(D) to the extent the Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate in form reasonably acceptable to the Company, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of the Foreign Lender are claiming the portfolio interest exemption, the Foreign Lender may provide a U.S. Tax Compliance Certificate in form reasonably acceptable to the Company on behalf of each such direct and indirect partner;

(3) a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company (in such number of copies as shall be requested by the Company) on or prior to the date on which the Foreign Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made; and

(4) if a payment made to the Lender under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Company at the time or times prescribed by law and at such time or times reasonably requested by the Company such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (4), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

(vii) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5 (including by the payment of additional amounts pursuant to this Section 2.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (vii), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (vii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(viii) Survival. Each party’s obligations under this Section 2.5 shall survive the assignment of rights by, or the replacement of, the Lender and the repayment, satisfaction or discharge of all Obligations.

2.6. Mitigation Obligations; Replacement of Lender.

(i) Designation of a Different Lending Office. If the Lender requires the Company to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.5, then the Lender shall (at the request of the Company) use reasonable efforts to designate a different lending office for funding or booking its Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5 in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.

(ii) Replacement of Lender. If the Company is required to pay any Indemnified Taxes or additional amounts to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.5 and, in each case, the Lender has declined or is unable to designate a different lending office in accordance with Section 2.6(i), then the Company may, at its sole expense and effort, thirty (30) days following notice to the Lender, (a) repay the Loan of the Lender in full at 100% of the principal amount being repaid or (b) require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.1), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.5) and obligations under this Agreement and the related Transaction Documents to a permitted assignee that shall assume such obligations; provided that:

(1) the Lender shall have received payment of an amount equal to the outstanding principal of its Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (as applicable);

(2) in the case of any assignment, such assignment will result in a reduction in such payments thereafter; and

(3) in the case of any assignment, such assignment does not conflict with applicable law.

The Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

3. Reserved.

4. Representations and Warranties of the Company. The Company hereby represents and warrants to the Lender that:

4.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties, in each case as described in the SEC Filings. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization. The Company has the corporate power and authority to enter into this Agreement and has taken all requisite action on its part, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, and (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder. The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

4.3 Capitalization. The Company has duly and validly authorized capital stock as set forth in the SEC Filings and in the Amended and Restated Articles of Incorporation of the Company, as amended and as in effect as of the Funding Date (the “Articles of Incorporation”). All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable state and federal securities law and any rights of third parties. Except as described in the SEC Filings, all of the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable state and federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim. Except as described in the SEC Filings, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities of the Company. Except as described in the SEC Filings, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. Except as described in the SEC Filings and except for the Registration Rights Agreement, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them. Except as described in the SEC Filings and except as provided in the Registration Rights Agreement, no Person has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

Except as described in the SEC Filings, the incurrence of the Loan hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other Person (other than the Lender) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.

Except as described in the SEC Filings, the Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

4.4 Consents. The execution, delivery and performance by the Company of the Transaction Documents and the incurrence of the Loan require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Company undertakes to file within the applicable time periods.

4.5 Delivery of SEC Filings; Business. The Company has made available to the Lender through the EDGAR system, true and complete copies of the Company’s most recent

Annual Report on Form 10-K for the fiscal year ended June 30, 2014 (as amended prior to the date of this Agreement, the “10-K”), and all other reports filed by the Company pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the 10-K and during the twelve (12) months preceding the date of this Agreement (collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Exchange Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.6 Use of Proceeds. The net proceeds of the Loan hereunder shall be used by the Company (i) to repay $2,500,000 of the Company’s outstanding obligations under the Sphere 3D Note within one (1) Business Day of the Funding Date, and (ii) for working capital and general corporate purposes; provided, however, that in no event shall the Company use the net proceeds of the Loan hereunder to pay a dividend or make a distribution in cash to holders of Common Stock.

4.7 No Material Adverse Change. Since June 30, 2014, except as described in the SEC Filings, there has not been:

(i) any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the 10-K, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(ii) any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(iii) any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(iv) any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(v) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(vi) any change or amendment to the Articles of Incorporation (other than in connection with the transactions contemplated hereby) or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(vii) any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(viii) any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(ix) the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(x) the loss or, to the Company’s Knowledge, threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(xi) any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.8 SEC Filings; S-3 Eligibility.

(a) At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each registration statement and any amendment thereto filed by the Company since January 1, 2009 pursuant to the Securities Act and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the Securities Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the Securities Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.9 No Conflict, Breach, Violation or Default. The execution, delivery and performance of the Transaction Documents by the Company and the incurrence of the Loan will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Articles of Incorporation or the Bylaws (true and complete copies of which have been made available to the Purchasers through the EDGAR system), or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of clauses (i)(b) and (ii) above, such as could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.10 Tax Matters. The Company and each Subsidiary has prepared and filed (or filed applicable extensions therefore) all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and paid all taxes shown thereon or otherwise owed by it, other than any such taxes which the Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole. All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than any such taxes which the Company or any Subsidiary are contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the SEC Filings. There are no tax liens or claims pending or, to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary or any of their respective assets or property. Except as described in the SEC Filings, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.11 Title to Properties. Except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all real properties and all other properties and assets (excluding Intellectual Property assets which are the subject of Section 4.14) owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.12 Certificates, Authorities and Permits. The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, except to the extent failure to possess such certificates, authorities or permits could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.13 Labor Matters.

(a) Except as set forth in the SEC Filings, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations. The Company has not violated in any material respect any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours.

(b) (i) There are no labor disputes existing, or to the Company’s Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, disputes, lockouts or any other disruptions of or by the Company’s employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company’s Knowledge, threatened before the National Labor Relations Board or any other federal, state or local labor commission relating to the Company’s employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company’s Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

(c) The Company is, and at all times has been, in compliance with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. There are no claims pending against the Company before the Equal Employment Opportunity Commission or any other administrative body or in any court asserting any violation of Title VII of the Civil Rights Act of 1964, the Age Discrimination Act of 1967, 42 U.S.C. §§ 1981 or 1983 or any other federal, state or local law, statute or ordinance barring discrimination in employment.

(d) To the Company’s Knowledge, the Company has no liability for the improper classification by the Company of its employees as independent contractors or leased employees prior to the Funding Date.

4.14 Intellectual Property. The Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the Intellectual Property necessary for the conduct of the business of the Company and the Subsidiaries as currently conducted and as described in the SEC Filings as being owned or licensed by them, except where the failure to own, license or have such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate. Except as described in the SEC Filings, (i) to the Company’s Knowledge, there are no third parties who have or will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Company as described in the SEC Filings or where such rights could not reasonably be expected to result in a Material Adverse Effect, individually or in the aggregate; (ii) there is no pending or, to the Company’s Knowledge, threat of any, action, suit, proceeding or claim by others challenging the Company’s or any Subsidiary’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Company or any Subsidiary or claiming that the use of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted infringes, violates or otherwise conflicts with the intellectual property rights of any third party; and (iii) to the Company’s Knowledge, the use by the Company or any Subsidiary of any Intellectual Property by the Company or any Subsidiary in their respective businesses as currently conducted does not infringe, violate or otherwise conflict with the intellectual property rights of any third party.

4.15 Environmental Matters. To the Company’s Knowledge, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

4.16 Litigation. There are no pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened, except (i) as described in the SEC Filings or (ii) any such proceeding, which if resolved adversely to the Company or any Subsidiary, could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate. Neither the Company nor any Subsidiary, nor any director or officer thereof, is or since January 1, 2005 has been the subject of any action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Securities Act or the Exchange Act.

4.17 Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act). Except as set forth in the SEC Filings filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has incurred any liabilities, contingent or otherwise, except those incurred in the ordinary course of business, consistent (as to amount and nature) with past practices since the date of such financial statements, none of which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

4.18 Insurance Coverage. The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary.

4.19 Compliance with Nasdaq Continued Listing Requirements. Except as disclosed in the SEC Filings, (i) the Company is in compliance with applicable Nasdaq continued listing requirements, (ii) there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Common Stock on Nasdaq, and (ii) the Company has not received any currently pending notice of the delisting of the Common Stock from Nasdaq.

4.20 Brokers and Finders. Other than the Lender hereunder, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or a Purchaser for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company other than the Company’s obligation to reimburse the fees and expenses of the lenders and the administrative agent pursuant to the SVB Credit Agreement.

4.21 Questionable Payments. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective current or former shareholders, directors, officers, employees, agents or other Persons acting on behalf of the Company or any Subsidiary, has on behalf of the Company or any Subsidiary or in connection with their respective businesses: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (iii) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (iv) made any false or fictitious entries on the books and records of the Company or any Subsidiary; or (v) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

4.22 Transactions with Affiliates. Except as disclosed in the SEC Filings and except as would not be required to be disclosed in the SEC Filings, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of stock options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.23 Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the end of the period covered by the 10-K (such date, the “Evaluation Date”). The Company presented in the 10-K the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company’s Knowledge, in other factors that could significantly affect the Company’s internal controls. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the Exchange Act.

4.24 Investment Company. The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Funding Date will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.25 Compliance with Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all requirements imposed by law, regulation or rule, whether foreign, federal, state or local, that are applicable to it, its operations, or its properties and assets, including, without limitation, applicable requirements of the Foreign Corrupt Practices Act of 1977 (FCPA) (15 U.S.C. § 78dd-1, et seq.).

4.26 Solvency. Before and immediately after giving effect to the incurrence of the Obligations, the Company and each of its Subsidiaries, on a consolidated basis, are Solvent.

4.27 Disclosure. No representation or warranty of the Company or any of its Subsidiaries contained in any Transaction Document and none of the statements contained in any other document, certificate, report, financial statement or written statement furnished to the Lender by or on behalf of the Company or any of its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made.

4.28 Perfection Certificate. In connection with this Agreement, the Company has delivered to the Lender a completed certificate signed by the Company entitled “Perfection Certificate” (the “Perfection Certificate”). The Company represents and warrants to the Lender that (a) the Company’s exact legal name is that indicated in the Perfection Certificate and on the signature page hereof; (b) the Company is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth the Company’s organizational identification number or accurately states that the Company has none; (d) the Perfection Certificate accurately sets forth the Company’s place of business, or, if more than one, its chief executive office as well as the Company’s mailing address (if different than its chief executive office); (e) the Company (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth in the Perfection Certificate pertaining to the Company and each of its Subsidiaries is accurate and complete (it being understood and agreed that the Company may from time to time update certain information in the Perfection Certificate after the date hereof to the extent not prohibited by this Agreement).

4.29 Collateral. The Company has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Encumbrances. The Company has no deposit accounts other than (i) the deposit accounts described in the Perfection Certificate or (ii) of which the Company has given the Lender notice. The Accounts are bona fide, existing obligations of the Account Debtors. The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates or as permitted pursuant to Section 7.2 of the SVB Credit Agreement as in effect on the date hereof, provided that all notices required to be delivered under such Section are substantially simultaneously delivered to the Lender hereunder. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates or as permitted pursuant to Section 7.2 of the SVB Credit Agreement as in effect on the date hereof, provided that all notices required to be delivered under such Section are substantially simultaneously delivered to the Lender hereunder. All Inventory is stated in the Company’s financial statements at the lower of costs or market, which, in all material respects indicates its marketable quality and value. The Company is the sole owner of the Intellectual Property which it owns or purports to own except (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, (c) material Intellectual Property licensed to the Company and noted in the Perfection Certificate, and (d) as otherwise permitted hereunder. Each Patent which it owns or purports to own and which is material to the Company’s business is valid and enforceable, and no part of the Intellectual Property which the Company owns or purports to own and which is material to the Company’s business has been judged invalid or unenforceable, in whole or in part. To the best of the Company’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a Material Adverse Effect on the Company’s business.

4.30 Subsidiaries; Investments. The Company does not own any stock, partnership interest or other equity securities except for those set forth in the Perfection Certificate.

4.31 Immaterial Subsidiaries. Tandberg Data Corporation, a Delaware corporation, and Zetta Systems, Inc., a Washington corporation, are Immaterial Subsidiaries.

The Lender acknowledges and agrees that the Company has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 4.

5. Representations and Warranties of the Purchasers. The Lender hereby represents and warrants to the Company that:

5.1 Accredited Investor. The Lender is an accredited investor as defined in Rule 501(a) of Regulation D. The Lender was not organized for the purpose of making the Loan and is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

5.2 Purchase Entirely for Own Account. The Loan to be made by the Lender hereunder and the Sphere Stock into which the Loan is convertible will be acquired for the Lender’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Lender has no present intention of selling, granting any participation in, or otherwise distributing the same and has no arrangement or understanding with any other Persons regarding the distribution of the Loan or Sphere Stock in violation of the Securities Act or any applicable state securities law without prejudice, however, to the Lender’s right at all times to sell or otherwise dispose of all or any part of the Loan or Sphere Stock in compliance with applicable federal and state securities laws. The Lender is making the Loan hereunder in the ordinary course of its business. Nothing contained herein shall be deemed a representation or warranty by the Lender to hold the Loan or Sphere Stock for any period of time. The Lender is not a broker-dealer registered with the SEC under the Exchange Act or an entity engaged in a business that would require it to be so registered.

5.3 Investment Experience. The Lender acknowledges that it can bear the economic risk and complete loss of its investment in the Loan and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.4 Disclosure of Information. The Lender has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the making of the Loan. The Lender acknowledges receipt of copies of the SEC Filings. Neither such inquiries nor any other due diligence investigation conducted by the Lender shall modify, limit or otherwise affect the Lender’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.5 Restricted Securities. The Lender understands that the Loan and the Sphere Stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.6 No General Solicitation. The Lender did not learn of the investment represented by the Loan as a result of any general solicitation or general advertising.

6. Conditions to Loan.

The obligations of the Lender to make the Loan hereunder are subject to the satisfaction of the following conditions.

6.1 Conditions to the Funding Date. The obligations of the Lender to make the Loan on the Funding Date are subject to the prior or concurrent fulfillment of the following conditions, any of which may be waived by the Lender:

(a) The representations and warranties made by the Company in Section 4 qualified as to materiality shall be true and correct as of the date of this Agreement and the Funding Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and, the representations and warranties made by the Company in Section 4 not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Funding Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Funding Date.

(b) The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the incurrence of the Loan and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

(c) No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

(d) The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Funding Date, certifying to the fulfillment of the conditions specified in subsections (a), (b), (c) and (f) of this Section 6.1.

(e) The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Funding Date, certifying the resolutions adopted by the Board or any duly authorized committee thereof approving the transactions contemplated by this Agreement and the other Transaction Documents and the incurrence of the Loan, certifying the current versions of the Articles of Incorporation and Bylaws and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

(f) No stop order, suspension of trading or delisting shall have been imposed by Nasdaq, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock.

(g) The Company shall have delivered the written consent of Silicon Valley Bank to all of the transactions contemplated hereby, including without limitation the incurrence of the Loan hereunder, the grant of the security interest hereunder, and shall have delivered such other documents, agreements and instruments relating thereto as are reasonably required by the Lender, including evidence that the Liens of Silicon Valley Bank do not extend to the stock of the direct Foreign Subsidiaries of the Company.

(h) The Company shall have delivered the written consent of Sphere 3D to all of the transactions contemplated hereby, including without limitation the incurrence of the Loan hereunder, the grant of the security interest hereunder, and the transfer by the Company to the holders of the Convertible Notes of 25,000 shares of Sphere Stock and the release of Sphere 3D’s security interest in such shares, and shall have delivered such other documents, agreements and instruments relating thereto as are reasonably required by the Lender, including an agreement subordinating the Sphere 3D Note to the Obligations on terms satisfactory to the Lender, provided that such subordination agreement shall permit the Company to pay the Sphere 3D Note with Sphere Stock and with $2,500,000 of the proceeds of the Loan.

(i) The Lender shall have delivered the written consent of the holders of the Convertible Notes to all of the transactions contemplated hereby, including without limitation the incurrence of the Loan hereunder, the grant of the security interest hereunder, and shall have delivered such other documents, agreements and instruments relating thereto as are reasonably required by the Lender.

(j) The Lender shall have received an opinion from O’Melveny & Myers LLP, special counsel to the Company, dated as of the date hereof, in form and substance reasonably acceptable to the Lender and addressing such legal matters as the Lender may reasonably request.

(k) The Company shall have delivered the Perfection Certificate on the date hereof.

(l) The Company shall have delivered to the Lender a completed UCC financing statement with respect to all personal and mixed property Collateral for filing in all jurisdictions as may be necessary to perfect the security interests created in such Collateral pursuant to this Agreement and the Collateral Documents.

(m) The Lender shall have received a fully executed copy of the Sphere 3D Limited Guaranty, which shall be in form and substance acceptable to the Lender.

7. Covenants and Agreements.

7.1 Reserved.

7.2 Reports. The Company will furnish to the Lender and/or its assignees such information relating to the Company and its Subsidiaries as from time to time may reasonably be requested by the Lender and/or its assignees; provided, however, that the Company shall not disclose material nonpublic information to the Lender, or to advisors to or representatives of the Lender, unless prior to disclosure of such information the Company identifies such information as being material nonpublic information and provides the Lender, such advisors and representatives with the opportunity to accept or refuse to accept such material nonpublic information for review and if the Lender wishes to obtain such information, it enters into an appropriate confidentiality agreement with the Company with respect thereto.

7.3 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Lender under the Transaction Documents.

7.4 Insurance. The Company shall keep its business and the Collateral insured for risks and in amounts standard for companies in the Company’s industry and location. Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to the Lender. As of the date hereof, the Lender agrees that the insurance policies of the Company are in forms, with companies, and in amounts that are reasonably satisfactory to the Lender. No later than fifteen (15) days after the Funding Date, (i) all property policies of the Company shall have a lender’s loss payable endorsement showing Lender as a lender loss payee and waive subrogation against the Lender; (ii) all liability policies of the Company shall show, or have endorsements showing, the Lender as an additional insured; and (iii) all policies of the Company (or their respective endorsements) shall provide that the insurer shall give the Lender at least thirty (30) days’ notice before canceling, amending, or declining to renew its policy. At the Lender’s request, the Company shall deliver certified copies of policies and evidence of all premium payments. Notwithstanding the foregoing, (a) so long as no Event of Default, the Company shall have the right to retain the proceeds under all policies, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of the Lender, be payable to the Lender on account of the Obligations. If the Company fails to obtain insurance as required under this Section 7.4 or to pay any amount or furnish any required proof of payment to third persons and the Lender, the Lender may upon concurrent notice to the Lender make all or part of such payment or obtain such insurance policies required in this Section 7.4, and take any action under the policies the Lender deems prudent.

7.5 Compliance with Laws. The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.6 Reserved.

7.7 Formation or Acquisition of Subsidiaries.

(i) At the time that the Company or any guarantor of the Obligations that is a Domestic Subsidiary forms any direct or indirect Domestic Subsidiary or acquires any direct or indirect Domestic Subsidiary after the date hereof, the Company shall (a) cause such new Domestic Subsidiary to become a guarantor of the Obligations hereunder, together with such appropriate financing statements, in form and substance reasonably satisfactory to the Lender, (b) pledge all of the direct or beneficial ownership interest in such new Domestic Subsidiary, in form and substance satisfactory to the Lender, (c) and (d) to the extent requested by the Lender, provide to the Lender all other documentation in form and substance reasonably satisfactory to the Lender, including one or more opinions of counsel reasonably satisfactory to the Lender, which in its opinion is customary with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 7.7 shall be a Loan Document.

(ii) At the time that the Company forms any direct Foreign Subsidiary or acquires any direct Foreign Subsidiary after the date hereof, the Company shall provide to the Lender certificates and powers and financing statements, pledging 65% of the direct or beneficial ownership interest in such new direct Foreign Subsidiary, in form and substance reasonably satisfactory to the Lender, and if requested by the Lender, a stock pledge agreement governed by the local law of the jurisdiction of formation of such Foreign Subsidiary in a form reasonably satisfactory to the Lender.

7.8 Further Assurances. The Company shall execute any further instruments and take further action as the Lender reasonably requests to create, perfect or continue the Lender’s Lien in the Collateral or to effect the purposes of this Agreement. The Company shall deliver to the Lender, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority or any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Company or any of its Subsidiaries or any of their properties or to which any of them or any of their properties are subject, in each case that could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

7.9 Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for Permitted Indebtedness.

7.10 Maintenance of Existence and Properties. The Company will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in its jurisdiction of organization and all rights and franchises material to its business. The Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

7.11 Restricted Junior Payment. Neither the Company nor any of its Subsidiaries shall, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment, provided that (i) the Company may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) the Company may repurchase the stock of former employees, directors, officers, or consultants pursuant to stock repurchase agreements or upon death, disability, retirement, severance, or termination of such former employees, directors, officers, or consultants so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000.00) per fiscal year; (iii) the Company may (but shall not be required) to pay proceeds, if any, of the BDT Litigation to its shareholders in the form of dividends or distributions so long as (a) no Event of Default has occurred and is continuing or would exist immediately after giving effect to any such transaction and (b) unrestricted cash and cash equivalents of the Company and its Subsidiaries plus the availability under the SVB Credit Agreement (or any extension, renewal or refinancing thereof permitted hereunder) is not less than Ten Million Dollars ($10,000,000.000) immediately after giving effect to any such payment; and (iv) the Company may repay the Sphere 3D Note (a) using up to $2,500,000 of the proceeds of the Loan within one (1) Business Day of the Funding Date, (b) using Sphere Stock and (c) otherwise in accordance with the subordination agreement between the Lender and Sphere 3D.

7.12 Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except Permitted Encumbrances.

7.13 Foreign Pledges. No later than December 31, 2014 (or such later date as the Lender may agree, provided that Lender shall have no obligation to agree to any later date), (i) the Company and each of the Company’s direct Foreign Subsidiaries, shall have executed and delivered stock pledge agreements governed by the local law of the jurisdiction of formation of each such Foreign Subsidiary in a form reasonably acceptable to the Lender, pursuant to which the Company shall grant the Lender a first priority security interest in 65% of the stock of each of its direct Foreign Subsidiary to secure the Obligations; and (ii) the Company shall have caused Tandberg Data Holdings S.à r.l. to execute and deliver a pledge agreement governed by the local law of its jurisdiction of formation in a form reasonably acceptable to the Lender, pursuant to which Tandberg Data Holdings S.à r.l. shall grant the Lender a first priority security interest in its Intellectual Property unless the Company provides evidence reasonably satisfactory to the Lender that such pledge of Intellectual Property would have a material adverse tax impact on the Company or any of its Subsidiaries.

7.14 Dispositions. The Company shall not convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for (i) Transfers under Section 7.7 of the SVB Credit Agreement as in effect on the date hereof, (ii) the Sphere 3D Merger, (iii) Transfers of the Sphere Stock owned by the Company, including in payment of the obligations under the Sphere 3D Note, and (iv) the Transfer within one (1) Business Day of the Funding Date of $2,500,000 of the proceeds of the Loan to repay a portion of the Sphere 3D Note; provided that the Company shall not permit Tandberg Data Holdings S.à r.l to transfer any of its Intellectual Property other than non-exclusive licenses in the ordinary course of business.

7.15 Immaterial Subsidiaries. The Company shall cause Tandberg Data Corporation, a Delaware corporation, and Zetta Systems, Inc., a Washington corporation, to at all times remain Immaterial Subsidiaries.

7.16 Sphere 3D Merger. Upon the Sphere 3D Merger Closing, the Company shall cause the surviving entity of the Sphere 3D Merger to assume the outstanding Obligations under this Agreement and the other Loan Documents pursuant to documentation reasonably satisfactory to the Lender. In connection therewith and in connection with any Change in Control or assignment by the Company hereunder (without limiting the terms of Section 10.1 hereof), the Company will, prior to any such Change in Control or assignment, deliver to the Lender all documentation and other information requested by the Lender in connection with its standard “know your customer” policies and procedures, including, without limitation, its policies and procedures relating to anti-money laundering laws, OFAC laws and similar laws of any applicable jurisdiction.

8. Events of Default. If any one or more of the following events (each an “Event of Default”) shall occur:

8.1 Failure to Pay. Failure by the Company to pay: (i) any portion of the principal of the Loan when due and payable or when declared due and payable in accordance with this Agreement, or (ii) any accrued interest or other amount payable by the Company under this Agreement within five (5) days after the date when due and payable or when declared due and payable in accordance with this Agreement; or

8.2 Certain Covenant Defaults. Default by the Company in the performance of or compliance with any term contained in any Transaction Document, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) receipt by the Company of notice from the Lender of such default, or (ii) the Company’s knowledge of such default; or

8.3 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Laws, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii) An involuntary case shall be commenced against the Company or any of its Subsidiaries under the Bankruptcy Laws; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Company, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.4 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) The Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Laws, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii) The Company shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board (or any committee thereof or similar governing body of any Subsidiary) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.5 Dissolution. Any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.6 Reserved

8.7 Representations and Warranties. Any representation, warranty,

certification or other statement made by the Company or any of its Subsidiaries in any Transaction Document or in any statement or certificate at any time given by the Company or any of its Subsidiaries in pursuant hereto or thereto or in connection herewith or therewith shall have been false in any material respect on the date as of which made; or

8.8 Judgments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier or (ii) in the aggregate at any time an amount in excess of $1,000,000 over the amount covered by independent third-party insurance as to which liability has been accepted by the applicable insurance carrier, shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9 Cross-Default.

(i) The Company or any of its Subsidiaries shall fail to pay when due any principal of or interest on or any other amount payable in respect of (a) the SVB Credit Agreement or (b) one or more items of Indebtedness in an individual principal amount of $500,000 or more or with an aggregate principal amount of $500,000 or more; or

(ii) The breach or default by the Company or any of its Subsidiaries with respect to any other term of (a) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise);

THEN (i) upon the occurrence of any Event of Default described in Sections 8.3, 8.4 or 8.5, each of the unpaid principal amount of and accrued interest on the Loan, and all other obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and (ii) upon the occurrence and during the continuation of any other Event of Default, upon the written notice of the Lender, by written notice to the Company, declare all or any portion of the amounts described in clause (i) to be, and the same shall forthwith become, immediately due and payable.

9. Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the closing of the transactions contemplated by this Agreement until the satisfaction in full of all of the Obligations (other than unasserted indemnification obligations).

10. Miscellaneous.

10.1 Successors and Assigns. The Lender may not assign or otherwise transfer any of its rights or obligations hereunder except pursuant to the terms of this Agreement (and any other attempted assignment or transfer by any party hereto shall be null and void). This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Lender, as applicable, provided, however, that the Lender may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of the Lender’s Convertible Notes in a transaction complying with applicable securities laws without the prior written consent of the Company, provided that the parties to each assignment shall execute and deliver to the Company an assignment and assumption agreement. The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Common Stock is converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Common Stock” shall be deemed to refer to the securities received by the Lender in connection with such transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company shall maintain at one of its offices located in the United States a register for the recordation of the names and addresses of the Lender, and the principal amounts (and stated interest thereon) owing to the Lender pursuant to the terms hereof from time to time (the “Register”). Absent demonstrable error, the entries in the Register shall be conclusive, and the Company and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice.

10.2 Counterparts; Faxes. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed via facsimile or pdf, which shall be deemed an original.

10.3 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) Business Day after delivery to such carrier. All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Overland Storage, Inc.

9112 Spectrum Center Boulevard

San Diego, California 92123

Attention:  Eric L. Kelly, President and Chief Executive Officer

                  Kurt Kalbfleisch, Senior Vice President and CFO

Fax: (858) 495-4267

With a copy to:

O’Melveny & Myers LLP

2756 Sand Hill Road

Menlo Park, California 94025

Attention: Paul L. Sieben, Esq.

Fax: (650) 473-2601

If to the Lender:

to the address set forth on its signature page hereto.

10.5 Expenses; Indemnity.

(i) The Company shall pay (or reimburse the Lender for) all of the following: (i) whether or not the transactions contemplated hereby are consummated, for all costs and expenses of the Lender (including the reasonable fees, charges and disbursements of counsel) in connection with the negotiation, preparation, administration and execution and delivery of the Transaction Documents and the documents and instruments referred to therein and the syndication of the Commitments; (ii) all out-of-pocket costs and expenses of the Lender in connection with the administration of the Transaction Documents and any amendment, modification, waiver or consent relating to any of the Transaction Documents that is requested by the Company; (iii) all costs and expenses of the Lender in connection with the enforcement (including without limitation any workout or default scenario and any amendment, consent or waiver in connection therewith) of any of the Transaction Documents, including, without limitation, the reasonable fees, charges and disbursements of any counsel to the Lender; and (iv) any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes. Notwithstanding the foregoing, the amount required to be paid or reimbursed by the Company pursuant to clause (i) hereof with respect to the drafting, negotiation and executed and delivery of the Transaction Documents executed and delivered on the date hereof will not exceed $50,000 and (b) the drafting, negotiation and executed and delivery of the Transaction Documents executed and delivered under Section 7.13 will not exceed $30,000.

(ii) The Company shall indemnify the Lender and its Affiliates and their respective directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (collectively, the “Indemnitees”) from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of (i) any claim, investigation, litigation or other proceeding (regardless of whether any such Indemnitee is a party thereto or whether such claim, litigation or other proceeding is brought by a third party or by the Company or any of its Affiliates) related to the entering into and/or performance of any Transaction Document or any other agreement or instrument contemplated hereby or thereby and (ii) the use of the proceeds of the Loan or the consummation of any transactions contemplated in any Transaction Document, including, in the case of each of (i) and (ii) above, without limitation, the fees, charges and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided that such indemnity shall not, as to any Indemnitee, be available to the extent such losses, liabilities, claims, damages or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.

10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Lender and the Company and their successors and assigns.

10.7 Publicity. Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Lender without the prior consent of the Company (in the case of a release or announcement by the Lender) or the Lender (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Lender, as the case may be, shall allow the Lender or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. By 8:30 a.m. (New York City time) on the Trading Day immediately following the Funding Date, the Company shall issue a press release disclosing the consummation of the transactions contemplated by this Agreement. No later than the fourth (4th) Trading Day following the Funding Date, the Company will file a Current Report on Form 8-K with the SEC attaching the press release described in the foregoing sentence as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by the SEC or Nasdaq.

10.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision of this Agreement prohibited or unenforceable in any respect.

10.9 Entire Agreement. This Agreement, including the Exhibits, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof. The Recitals to this Agreement are an integral part of this Agreement and are incorporated into and made a part hereof.

10.10 Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York applicable to agreements made and to be performed entirely within the State of New York. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. TO THE EXTENT ALLOWABLE UNDER APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND THE NOTES AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	OVERLAND STORAGE, INC.

	By:	/s/ Kurt Kalbfleisch
Name: Kurt Kalbfleisch
Title: Chief Financial Officer

The Lender:	FBC HOLDINGS S.À R.L.

By:

By:
Name:
Title: Authorized Signatory

Address:	c/o Cyrus Capital Partners, L.P.
399 Park Avenue, 39th Floor
New York, New York, 10022
Attention: Daniel Bordessa

EXHIBIT A

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE “SUBORDINATION AGREEMENT”) DATED AS OF OCTOBER 13, 2014 AMONG SILICON VALLEY BANK (“SENIOR LENDER”), THE LENDER PARTY THERETO, AND ACKNOWLEDGED BY OVERLAND STORAGE, INC. (“BORROWER”) TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY BORROWER PURSUANT TO THAT CERTAIN AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT DATED AS OF MARCH 19, 2014 BY AND AMONG BORROWER AND SENIOR LENDER, AS SUCH LOAN AGREEMENT HAS BEEN AND HEREAFTER MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME AND (SUBJECT TO THE TERMS OF THE SUBORDINATION AGREEMENT) TO INDEBTEDNESS REFINANCING THE INDEBTEDNESS UNDER THAT AGREEMENT AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT; AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

[FORM OF] PROMISSORY NOTE

$7,500,000.00	Dated: [—]

FOR VALUE RECEIVED, the undersigned, OVERLAND STORAGE, INC., a California corporation (the “Company”), HEREBY PROMISES TO PAY to the order of FBC HOLDINGS S.À R.L. (“Holder”) the principal amount of SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($7,500,000.00) or such lesser amount as shall equal the outstanding principal balance of the Note (the “Note”) issued by the Company to Holder pursuant to the Loan and Security Agreement (as defined below), and to pay all other amounts due with respect to the Note on the dates and in the amounts set forth in the Loan and Security Agreement.

The Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Loan and Security Agreement dated as of October 13, 2014 by and between the Company and the Holder (said Loan and Security Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Loan and Security Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Promissory Note is one of the Company’s “Notes” and is issued pursuant to and entitled to the benefits of the Loan and Security Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which this Promissory Note is made and is to be repaid.

Except as provided in the Loan and Security Agreement, all payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the address of the Holder or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Loan and Security Agreement. Holder hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND HOLDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Loan and Security Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Loan and Security Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Loan and Security Agreement.

No reference herein to the Loan and Security Agreement and no provision of this Note or the Loan and Security Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency prescribed herein and in the Loan and Security Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

COMPANY:

OVERLAND STORAGE, INC.

By:
Name: Kurt Kalbfleisch
Title: Chief Financial Officer

EXHIBIT B

Collateral Description

The Collateral consists of all of the Company’s right, title and interest in and to the following personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:

All Accounts, cash, chattel paper (whether tangible or electronic), contract rights or rights to payment of money, Deposit Accounts, documents, Equipment, Fixtures, franchise agreements, General Intangibles, goods, instruments (including any promissory notes), Inventory, leases, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All the Company’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

License and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.

Notwithstanding the foregoing, the Collateral shall not be deemed to include (a) more than 65% of the capital stock of any direct Foreign Subsidiary or the capital stock of any indirect Foreign Subsidiary; (b) any Disputed Intellectual Property whether registered or not, except that the Collateral shall include all Accounts, General Intangibles, instruments, and chattel paper that consist of other rights to payment and proceeds from the sale, licensing or disposition of any part, or rights in, the Intellectual Property (the “Rights to Payment”); (c) intent-to-use trademarks; or (d) any rights or interests in or under, any license, contract, permit, Instrument, Security or franchise to which the Company is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, Instrument, Security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, Instrument, Security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law or principles of equity), provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and the Company shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect. Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Disputed Intellectual Property is necessary to have a security interest in the Rights to Payments, then the Collateral shall automatically, and effect as of the date of this Agreement, include the Disputed Intellectual Property.

Capitalized terms used in the Exhibit B within definition in the Agreement shall have the meanings given to such terms in the UCC.